Exhibit 10.13

Execution version

November 16, 2020

Susan Echard

Personal and Confidential

Dear Susan,

This Separation & General Release Agreement (“Agreement”) confirms the agreement we have reached regarding the termination of your employment from Trinity Capital Inc.  (the “Company”).  Your last day of employment will be Wednesday, November 25, 2020, or an earlier date, as may be determined by the Company in its sole discretion (the “Termination Date”), although in either case you will still be paid your base salary through November 25, 2020, provided that (a) you are not terminated by the Company for cause (as defined in your Executive Offer Letter with the Company, dated January 16, 2020, the “Executive Offer Letter”) prior to the Termination Date, and (b) you perform your duties as requested by the Company (including Transition Services as set forth in Section 7) through the Termination Date.

1.Severance Benefits. In accordance with the terms and conditions of this Agreement, including, without limitation, your execution of this Agreement no earlier than the Termination Date and your non-revocation of this Agreement thereafter in accordance with Section 10 of this Agreement, the Company will pay you, in addition to your base salary through November 25, 2020, the following amounts as set forth in this Section 1:

a. Salary Continuation. The Company will pay you $83,332 as severance (which is an amount equivalent to four (4) months of base salary, the “Severance Payment”).  The Severance Payment will be paid in equal installments over a four-month period through the Company’s normal payroll cycle beginning with the Company’s normal payroll cycle immediately following the Effective Date (as defined in Section 10).

b. Annual Bonus. The Company will pay you $62,500, representing 50% of your annual target bonus (the “Annual Bonus Payment”).  The Annual Bonus Payment will be made in a lump sum on the first Company payroll cycle following the Effective Date.

c. Registration Rights Agreement Bonus. The Company will pay you $20,000 (the “RRA Bonus Payment”), representing the Filing Cash Bonus Pool amount pursuant to that certain side letter agreement executed by you and Keefe, Bruyette & Woods, Inc. dated January 16, 2020. The RRA Bonus Payment will be made in a lump sum on the first Company payroll cycle following the Effective Date.

d. Healthcare Coverage. All medical, dental and vision insurance benefits which covered you and/or your eligible dependents will be discontinued as of the last day of the calendar month of the Termination Date. You and your eligible dependents are entitled to continue health insurance benefits under which you are currently covered, as may be modified by the Company from time to time, under and through the terms of the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If you elect COBRA benefits to continue your Company-provided health insurance benefits, the Company will directly pay your COBRA premiums for four (4) months following the Termination Date, provided you elect and remain eligible for COBRA coverage during that time (the “COBRA Payments”). You are responsible for notifying the Company when you become covered by other coverage. If you elect to continue COBRA benefits beyond the four (4) months provided, you will be solely responsible for COBRA premiums, if any.  The period during which the Company makes the COBRA Payments shall be counted as part of, and not in addition to, the continuation period available under COBRA.

Except as provided in subsection (d) above (regarding the discontinuation of Company-paid COBRA coverage should you obtain alternate healthcare coverage), the Company shall make all payments and provide all the benefits in this

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Section 1 regardless of whether you obtain or attempt to obtain alternate employment at any time.  Any and all payments of the Severance Payment, Annual Bonus Payment, RRA Bonus Payment and/or COBRA Payments (together, the “Severance Benefits”) shall be less applicable taxes, withholding and deductions.

2.You acknowledge that the Severance Benefits are valuable consideration over and above benefits due to you in connection with the end of your employment and is in lieu of and shall discharge any and all obligations of the Company and its affiliates to you for compensation or benefits of any kind including, without limitation, severance pay, bonuses, wages, salary, commissions, incentives and deferred compensation or any other expectation of remuneration or benefit on your part, and that you shall not be paid any such compensation, benefits or remuneration, except for: (a) any earned but unpaid wages and accrued vacation benefits, if any, (b) any business expenses incurred prior to the Termination Date that have not yet been reimbursed under the terms of the Company’s expense reimbursement policy, and (c) any benefits to which you may be entitled following separation under the terms of the Company benefit plans in which you have participated.  Except as described in Section 1(d) above, your participation in all Company benefit plans and compensation arrangements, of any nature will cease as of the Termination Date.

3.Release.  As used in this Section, the term “Released Parties” means the Company and its parent(s), affiliates, subsidiaries, predecessors, successors, assigns, related companies or entities, and their employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past or present officers, directors, partners, insurers, agents, representatives, attorneys, accountants, actuaries and employees.  The term “Claims” means all claims and rights that you have, had, or may have against the Released Parties, including but not limited to any and all claims, complaints, charges, demands, liabilities, obligations, causes, and causes of action of whatever kind or nature based, relating to, or arising out of any cause, circumstance, fact, matter, thing, event, act, omission, or failure to act whatsoever, whether arising at law or in equity, whether based on tort, contract, statutory, or common law principles, and whether known, unknown, foreseen, or unforeseen.

As a material inducement for the Company to pay the Severance Benefits, you  on behalf of yourself and your heirs, executors, administrators and assigns hereby irrevocably and unconditionally release the Released Parties from any and all claims, liabilities, obligations, promises, actions, suites or demands, of any nature, known or unknown, arising from the beginning of time and through and including the date you sign this Agreement that you now have or that might subsequently accrue to you, including but not limited to including but not limited to Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), Executive Order No. 11246, 42 U.S.C. § 1981, any applicable federal, state, or local laws regarding discrimination, harassment, and/or retaliation, and all other federal, state and local laws, statutes, regulations and ordinances, and any claim for breach of contract, defamation, slander, libel, fraud, misrepresentation, negligence, intentional or negligent infliction of emotional distress, or any other claim for damages or other relief arising under any theory of law or equity, including any claim for costs or attorneys’ fees you incur in connection therewith. You further agree to irrevocably waive any right to recover and/or any right to injunctive relief under any Claim, individual or class, that subsequently may be filed with or by the Equal Employment Opportunity Commission (“EEOC”) or any other Federal, State or local agency, court or other tribunal with respect to your employment with the Company or termination thereof (except for any Claim challenging the knowing and voluntary nature of this release agreement).  Further, you represent that you have not: (a) brought a charge or suit against the Released Parties in connection with any of the Claims, or (b) heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein which you have against the Released Parties.

This waiver shall also irrevocably and unconditionally release your rights under the Age Discrimination in Employment Act (“ADEA”), as amended, which prohibits age discrimination in employment and retaliation.

4.Unreleased Claims.  Nothing in this Agreement is intended to waive any right you may have to (a) vested retirement benefits, (b) group insurance benefits not yet paid as of your Termination Date, (c) any statutory benefits or right to payment, such as COBRA insurance continuation rights, (d) any right to unemployment compensation or workers compensation benefits, (e) any right to be reimbursed for business expenses in accordance with Company policies, (f) any right to challenge the validity of or enforce the terms of this Agreement, (g) any right to indemnity by the Company in connection with third party claims, (h) any right granted to you in this Agreement,

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(i) any claim arising after the date on which you sign this Agreement, (j) or any rights which cannot be waived as a matter of law.

5.Confidentiality of this Agreement.  Except as permitted by Section 8, you agree to keep the terms of this Agreement confidential, except that you may disclose the terms to your attorneys, accountants, or tax planners, or in response to a subpoena.

6.Non-Disparagement.  Except as permitted by Section 9, you agree that you will not directly or indirectly make any derogatory, disparaging, or defamatory statements concerning the Company or any of the Released Parties. For purposes of this Agreement, a derogatory or disparaging statement is any communication, oral or written (including electronic communications), which would cause or reasonably tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness or good character of the person to whom or entity to which the communication relates.

7.Confidentiality and Return of Company Property.   You understand and agree that you remain bound by the terms of your Employment Offer Letter and the restrictive covenants contained in Exhibit A thereto, a copy of which is available to you upon your request.  You specifically acknowledge and reaffirm your ongoing obligations (a) not to use or disclose for your own benefit, or that of another employer or any party other than the Company, any confidential or proprietary information of the Company to which you had access or created during the period of your employment with the Company, (b) to return to the Company any and all Company property and all materials containing Company confidential or proprietary information in your possession (defined below) no later than the Termination Date, and (c) to comply with your post-employment restrictions regarding the Company’s customers, competitors and employees.  You agree to promptly return to the Company all property that belongs to the Company, including without limitation all equipment (such as cell phones, laptops, desktop computers, power cords and adapters, monitors, keyboards, mice, hotspots and other mobile Wi-Fi devices, headsets and the like), supplies, documents, files, and computer disks or drives (collectively, “Property”). You further agree to remove from any personal computer and other data devices all data files containing Company information.

8.Transition Services and Cooperation/Assistance in Legal Proceedings and Investigations. You agree to cooperate as may be reasonably necessary through your Termination Date in the transition of your former duties or responsibilities, as directed by David Lund and Steve Brown. Such cooperation may include, but is not limited to, sharing of process knowledge, information pertaining to where electronic/hard copy files are stored, project-related status information, current information pertaining to Company clients, and other similar activities.

Additionally, if requested, from and after the Termination Date, you agree to make yourself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company that may be within your knowledge, and further agree to provide complete and truthful information and assistance as reasonably requested with respect to pending and future litigation, arbitrations, mediations, dispute resolutions, investigations, subpoenas, court orders and/or requests for information.  You shall be reimbursed for your reasonable out-of-pocket expenses incurred as a result of such cooperation and assistance.   You acknowledge and agree that should you fail to provide reasonable cooperation and assistance, the Company has the right to withhold or recover, as applicable, the Severance Benefits.

9.Permitted Conduct.  Nothing in this Agreement prohibits you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or any other government agency, nor does anything in this Agreement prohibit you from participating, cooperating, or testifying in any investigation or proceeding conducted by or pending before the EEOC or any other any government agency.  However, the Severance Payment provided to you by this Agreement shall be the sole financial benefit you are entitled to receive for any of the claims that you are releasing under Section 3.  In addition, this Agreement does not prohibit you from disclosing information that is "confidential" under this Agreement in any of the following circumstances:  (a) where disclosure is required by a court order or subpoena; (b) where disclosure is necessary in the course of a lawsuit or legal proceeding regarding this Agreement; (c) when necessary to file a charge or complaint with a governmental agency such as the EEOC; or (d) when you have to disclose the information to participate, cooperate, or testify in any investigation or proceeding that pending before a legislative body or governmental agency, such as the EEOC.  As soon as you reasonably believe that you may have to disclose confidential information in one of these situations, you agree to give the Company prompt, advanced written notice so that the Company can protect its interests.

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10.Review and Revocation.  You may take up to 21 calendar days from the date hereof to decide whether to sign this Agreement, but you may not sign it prior to the Termination Date.  You acknowledge that you have received this Agreement on November 16, 2020. You are advised to consult with your own attorney prior to signing the Agreement.  If you sign and return this Agreement before the expiration of 21 days, you acknowledge that you have voluntarily and expressly waived your right to the full 21-day period to consider this Agreement.  After you sign this Agreement and return it to me, you will then have seven (7) days immediately thereafter (the “Revocation Period”) to revoke your acceptance of this Agreement, or, in other words, change your mind.  If you decide to revoke your acceptance of this Agreement, you must send me a letter declaring your decision to revoke your acceptance, which I must receive before the expiration of the Revocation Period to be effective.  If you revoke this Agreement, you will not receive the Severance Benefits (but you will remain bound to the agreements referenced in Section 7 above).  If the Company does not receive proper notice of revocation, this Agreement will become effective upon the expiration of the Revocation Period (the “Effective Date”).

You agree that any changes to this Agreement, whether material or immaterial, that have been or will be made after your initial receipt of this Agreement does not re-start the 21 day period.

11.  Acknowledgment of Understanding.  This Agreement is knowingly and voluntarily entered into by each party.  You represent and acknowledge that you have carefully read this Agreement and understand the terms.  By signing this Agreement, you acknowledge and agree that you were advised by the Company to consult with an attorney of your own choosing concerning the provisions in this Agreement, and that you thoroughly discussed all aspects of this Agreement with that attorney or had the opportunity to do so.  You also acknowledge and agree that you carefully read and fully understand all of the provisions of this Agreement, including the fact that you are knowingly and voluntarily releasing all claims and potential claims against the Company and the Released Parties, including any claims you believe you may have under the Age Discrimination in Employment Act (ADEA), and that you are entering into this Agreement without coercion and with full knowledge of its significance and its legal consequences. You further represent that in executing this Agreement you do not rely and have not relied upon any representation or statement not set forth herein made by any representatives of the Company or any other Released Party with regard to the subject matter, basis or effect of this Agreement or otherwise.

This Agreement shall not in any way be construed as an admission by the Company of any illegal act whatsoever against you or any other person, and the Company specifically disclaims and denies any liability to or discrimination against you or any other person on the part of itself, its employees or its agents.

12.Other Provisions.  This Agreement constitutes the entire agreement between you and the Company regarding severance payments and the separation of your employment from the Company, and it supersedes all prior discussions and agreements regarding severance payments, PROVIDED, HOWEVER, your obligations under the terms of any written agreement with the Company (or any of the Released Parties) regarding confidentiality, proprietary information, intellectual property, non-competition, non-solicitation, and/or trade secrets obligations to the Company (or to any of the Released Parties) shall remain in full force and effect.  This Agreement will be governed by the laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule.  The Company’s execution of this Agreement and compliance with its terms shall not be considered or deemed an admission by the Company or any Released Party of any liability whatsoever, or as an admission by the Company or any Released Party of any violation of your rights or the rights of any other person, a violation of any order, law, statute or duty, or breach of any duty owed to you or any other person.  Should any provision in this Agreement be declared or determined by a court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.  This Agreement shall be binding upon and inure to the benefit of, as applicable, your and the Company’s and the Released Parties’ respective successors, assigns, heirs, estates, and representatives. This Agreement may not be amended or modified except in a writing signed by you and an authorized representative of the Company.

13.Tax Code Section 409A.  This Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code, as amended, as applicable.  All amounts payable hereunder are intended to be exempt from the requirements of Section 409A to the maximum extent possible either as involuntary separation pay or as short-term deferral amounts.  With respect to amounts payable upon termination of employment, such amounts shall not be paid until you have incurred a “Separation from Service” under Section 409A.  Any terms not permitted

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under Section 409A shall be modified and limited to the extent necessary to conform to Section 409A, but only to the extent that such modification or limitation is permitted under Section 409A and the regulations and guidance issued thereunder.  None of the Company nor its affiliates have made any representation to you regarding the tax treatment of any of the benefits to be provided hereunder. In no event shall the Company be liable to you for any adverse tax consequences arising under Section 409A.

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Please let me know if you have any questions about this Agreement.   If the Agreement is acceptable, please sign below where indicated and return it to me.

Sincerely,

Sarah Stanton

General Counsel

PLEASE READ CAREFULLY. THIS AGREEMENT AND RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

AGREED AND ACCEPTED

__/s/ Susan Echard_______

Susan Echard

___11/26/2020_____

Date

*THIS AGREEMENT CANNOT BE SIGNED PRIOR TO YOUR TERMINATION DATE PURSUANT TO SECTION 10

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